Exhibit 35.1

1123 – Servicer Compliance Statement

Transactions Listed With SEC

I, Anthony Renzi, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2015 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 24, 2016
By:

Name:	Anthony Renzi
Title:	Senior Vice President, CitiMortgage, Inc. Senior Officer in Charge of Servicing

Schedule A

Transactions Listed with SEC 2015

Investor/Bond Number	Security or Deal	Party the Servicer is Reporting To (Master Servicer or Trustee or Investor)
77056	REDWOOD TRUST-WL 44	WELLS FARGO BANK - TRUSTEE
-	SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	CITIMORTGAGE, INC. MASTER SERVICING
77099	CMLTI 2014-A	CITIBANK AGENCY AND TRUST
77101	NATIONSTAR MORTGAGE LLC.	NEW RESI.MORTG. LOAN TRUST 2014-1
77106	ABS LOAN TRUST III	C/O ABS LOAN TRUST III, LLC